Exhibit 10.1

PROCEPT
BIOROBOTICS
January 31, 2020
Reza Zadno, Ph.D.

Dear Reza,
On behalf of PROCEPT BioRobotics Corporation (the “Company”) I am pleased to offer you the position of President, Chief Executive Officer, and member of the Board of Directors of the Company. You will report to the Board of Directors of the Company (the “Board”) and you will be responsible for the overall direction of the Company, including the management team, directing financing activities, strategic and financial planning, and supervision of the Company commercial, R&D, manufacturing, and administrative operations.
You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial of professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and you will not directly or indirectly engage or participate in any business that is Competitive in nature with the business of the Company.
Terms of this offer include:
(1)    Compensation
(a)    Base Salary. Commencing on the Start Date (as defined below), your base salary will be $39,583.34 per month, which is equivalent to $475,000 annually, subject to applicable taxes and payroll deductions and withholdings. Your salary will be paid pursuant to the Company’s standard payroll procedures. Your base salary will be reviewed as part of the Company’s normal annual compensation review process.
(b)    Bonus. You will be eligible to participate in the Company Bonus Plan with a total target bonus opportunity of 50% of your base salary for the calendar year 2020, which will be pro-rated based on your start date. Bonuses are subject to the terms of any Company Bonus Plan, determined by the Board in its sole discretion. Bonuses are typically paid on an annual basis after the calendar year close, if you are still employed on such date, and are based on achievement of specific corporate and/or individual performance goals. Bonuses are considered variable pay and are subject to all applicable taxes and withholdings. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board, in its sole discretion.
(c)    Equity. Subject to approval by the Board, the Company anticipates granting you an option to purchase 6,370,425, shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2008 Stock Plan, as amended (the “Plan”) and your grant agreement, and may include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date.

(2)    Change of Control and Severance Benefits. Subject to approval by the Board, the Company anticipates entering into a Change of Control and Severance Agreement following your Start Date. The anticipated Change of Control and Severance Agreement will be governed by the terms and conditions of such written agreement and the Company anticipates it will include (a) twelve (12) months base salary and twelve (12) months expenses for continuing your health care coverage and that of any dependents who are covered at the time of separation at then-existing participation and coverage levels (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, upon termination of your employment without cause (not in connection with a change of control), and (b) twenty four (24) months base salary and eighteen (18) months COBRA Premiums, in addition to full acceleration of vesting of all unvested stock awards then held by you, upon termination of your employment without cause, within twelve (12) months following the effective date of a change of control.
(3)    Employee Benefits. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request.
(4)    Paid Time Off. You will be eligible for twenty (20) days paid time off, and holidays in accordance with the Company’s policies and practices. Such paid time off shall be scheduled and taken at the mutual convenience of you and the Board.
(5)    Background Check and Employment Verification. This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States, and if relevant or necessary for your job duties, also contingent upon a background check, which includes review of criminal records. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
(6)    Company Policies and Confidentiality. As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. In addition, you agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, the terms of this agreement regarding compensation to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
(7)    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, honesty, reliability, and respect for all. PROCEPT is an equal opportunity employer and does not permit, nor will it tolerate, discrimination, bullying, or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability, medical condition, sexual orientation or identification, pregnancy, childbirth or adoption, or any related medical condition, or any other status protected by applicable US law.

(8)    At Will Employment. Your employment with the Company will be on an “at-will” basis, meaning either you or the company are free to terminate the employment relationship at any time for any reason, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and by an officer of the Company.
(9)    Arbitration of all Disputes.
(a)    Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.
(b)    Arbitrator Authority. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
(c)    Individual Capacity Only. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
(d)    Arbitration Process. Any arbitration proceeding under this section shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Mateo County, California, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.lamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
(e)    Excluded Claims. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

(f)    Injunctive Relief and Final Orders. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
(10)    Miscellaneous. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. it supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Upon acceptance of our offer, your anticipated start date at the Company’s headquarters in Redwood City, CA will be on February 1, 2020 (“Start Date”).
Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by January 31, 2020.
We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Rodney Perkins

Rodney Perkins, M.D.
Chairman of the Board of Directors
PROCEPT BioRobotics Corporation

Accepted and Agreed:

/s/ Reza Zadno	02-10-20
Reza Zadno , Ph.D.	Date
Attachment: Employee Confidential Information and Inventions Assignment Agreement
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